EXHIBIT 5.1



January 4, 1995

Symmetricom, Inc.
85 West Tasman Drive
San Jose, CA  95134-1703

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 4, 1995 (the
"Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 450,000 shares of your Common Stock (the
"Shares") reserved for issuance under the Symmetricom, Inc. Employee Stock Purchase Plan (the "Plan").

As your legal counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreement which accompanies the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,



/s/ WILSON, SONSINI, GOODRICH & ROSATI
______________________________________
WILSON, SONSINI, GOODRICH & ROSATI
Professional Corporation